UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MARCH 10, 2011

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 10, 2011, Prime Sun Power Inc. (the “Company”), recently rebranded as 3Power Energy Group, entered into a Financing and Security Agreement with CR&P Holding S.p.A., an Italian investment group, for a $50 million secured loan.  The Company intends to use the facility to finance photovoltaic, wind and hydro power plant development projects and prospective acquisitions in Italy, France Turkey, Albania and Chile.  The proceeds of the loan will principally be utilized to finance the equity portion of the first projects from the Company’s existing pipeline as well as to cover some of the Company’s operational expenses and predevelopment costs.

The loan is being made available to the Company at a fixed rate of 5% per annum for a period of 10 years. In addition, the lender will also receive 20% of the annual net profits derived from each project for the duration of the loan.  The loan will be secured by the assets of each special purpose project subsidiary holding company. Each draw of the loan amount by the Company will be subject to customary due diligence by the lender.  3Power management is coordinating with CR&P in regard to the selected projects details and use of loan proceeds information in order to finalize the loan proceeds disbursement plans.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated March 11, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Toby Durrant
Name: Toby Durrant Title: Chief Investment Officer

Date:   March 11, 2011